EXHIBIT 5.1

LAW OFFICES OF DAN BRECHER

99 Park Avenue, 16th Floor

New York, New York 10016

Telephone: 212-286-0747

Facsimile: 212-808-4155

e-mail: brecherlaw@compuserve.com

November 7, 2008

Media Sciences International, Inc.

8 Allerman Road

Oakland, NJ 07436

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Media Sciences International, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, for the resale or other disposition of 2,272,726 shares of the Company’s common stock, $0.001 par value (the “Common Stock”), of which:

•	757,576 shares of Common Stock underlie notes convertible into shares of the Company’s Common Stock;
•	378,787 shares of Common Stock underlie common stock purchase warrants to purchase shares of the Company’s Common Stock;
•	757,576 shares of Common Stock underlie notes convertible into shares of the Company’s Common Stock issuable upon the exercise of warrants to purchase additional convertible notes; and
•

378,787 shares of Common Stock underlie common stock purchase warrants to purchase shares of the Company’s Common Stock issuable upon the exercise of warrants to acquire additional common stock purchase warrants.

Such 2,272,726 shares of Common Stock underlying the convertible notes and warrants described above are hereinafter referred to as the “Issuable Shares”. Such Issuable Shares will be sold from time to time by the selling stockholders named in the Registration Statement (the “Selling Stockholders”).

LAW OFFICES OF DAN BRECHER

November 7, 2008

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinion, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.

Based on our examination mentioned above, we are of the opinion that the Issuable Shares being registered for resale or other disposition by the Selling Stockholders pursuant to the Registration Statement are duly authorized and, when issued and sold in accordance with the applicable convertible notes and warrant agreements, will be legally and validly issued, fully paid, and non-assessable, under the laws of the State of Delaware.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

/s/ Dan Brecher

Law Offices of Dan Brecher